Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2021, included in the Proxy Statement of RMG Acquisition Corporation II that is made a part of the Registration Statement (Form F-4) and Prospectus of ReNew Energy Global plc., with respect to the consolidated financial statements of ReNew Power Private Limited as of March 31, 2020 and 2019, and April 1, 2018 and for each of the two years in the period ended March 31, 2020.

/s/ S.R. Batliboi & Co. LLP

Gurugram, India

May 17, 2021